Exhibit 10.37

VOpCo

A Vince Operating Company

April 10, 2025 Yuji Okumura

Dear Yuji,

Following are the updated terms associated with your position at V Opco, LLC.

Effective Date: April 14, 2025

Title: Chief Financial Officer of V Opco, LLC and Vince Holding Corp. (and any other subsidiary or affiliate of Vince Holding Corp., as directed by the Chief Executive Officer and/or the Board)

Reports To: Chief Executive Officer

Base Compensation: Your annual base salary while in this role will be $400,000. You will be paid on a bi-weekly basis (26 pay periods per year). This position is classified as exempt. As such, you are not eligible for overtime pay for hours worked over 40 in a week

All other terms and conditions of your employment apply, as stated in your offer letter dated March 28th, 2025. The employment relationship remains at-will, meaning both you and the Company have the right to terminate your employment at any time, for any reason, with or without cause, and without prior notice.

Yuji, Congratulations! We are confident that you will continue to make significant contributions to the Company. If you agree to the employment terms listed, please sign this letter and return it via email to [email] as soon as possible.

Sincerely,

/s/ Brendan Hoffman _04/14/2025_____

Brendan Hoffman Date

Chief Executive Officer

/s/ Lee Meiner 04/14/2025___

Lee Meiner Date

Chief People Officer

500 Fifth Avenue, 20th Floor, New York, NY 10110

I agree to the terms of the offer as outlined above.

_/s/ Yuji Okumura_____ 4/11/2025

Yuji Okumura Date